Exhibit 10.8

Covidien Ltd.
2007 Stock and Incentive Plan

TERMS AND CONDITIONS
OF
RESTRICTED UNIT AWARD

RESTRICTED UNIT AWARD granted on July 2, 2007 (the “Grant Date”).

1.                                       Grant of Restricted Units.  Covidien Ltd. (the “Company”) has granted to you Restricted Units, the amount of which is set forth in the Grant Letter, subject to the provisions of these Terms and Conditions and the Plan.  The Company will hold the Restricted Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled.

2.                                       Amount and Form of Payment.  Each Restricted Unit represents one (1) Share of Common Stock and vested Restricted Units will be redeemed solely for Shares, subject to Section 10.

3.                                       Dividends.  Each unvested Restricted Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on a Share of Common Stock.  DEUs will be calculated at the same dividend rate paid to other holders of Common Stock and will vest in accordance with the vesting schedule applicable to the underlying Restricted Units.

4.                                       Vesting.  Except as provided below, Restricted Units subject to this Award will vest according to the following schedule:

Date	Vested Percentage
1st Anniversary of Grant Date	25%
2nd Anniversary of Grant Date	50%
3rd Anniversary of Grant Date	75%
4th Anniversary of Grant Date	100%

If you terminate employment before the 4th Anniversary of the Grant Date, you will forfeit all Restricted Units subject to this Award.  However, if you terminate employment before the 4th Anniversary of the Grant Date due to Normal Retirement (you terminate employment on or after age 60 and the sum of your age and years of service equals at least 70), Retirement (you terminate employment on or after age 55 and the sum of your age and years of service equals at least 60), death, Disability, a Change in Control or Divestiture or Outsourcing Agreement, these Restricted Units will become vested in accordance with the provisions of Section 7, 8 or 9, as applicable.

5.                                       Retirement, Normal Retirement, Disability or Death.  Notwithstanding the vesting provisions described in Section 4, Restricted Units subject to this Award will vest if your Termination of Employment is a result of your Retirement, Normal Retirement, Disability or death as follows:

(i)                                     Retirement.  If you terminate employment as a result of your Retirement (as defined in Section 4) and your Retirement occurs less than 12 months after the Grant Date, you will forfeit all Restricted Units subject to this Award.  If, however, your Retirement occurs at least 12 months after the Grant Date, then you will be entitled to pro rata vesting of Restricted Units based on (A) the number of whole months completed from Grant Date through your employment termination date divided by 48 times (B) the total number of Restricted Units awarded under this Award.

(ii)                                  Normal Retirement, Disability or Death.  If you terminate employment as a result of your Normal Retirement (as defined in Section 4) and your Normal Retirement occurs less than 12 months after the Grant Date of this Award, you will forfeit all Restricted Units subject to this Award.  If, however, your Normal Retirement occurs at least 12 months after the Grant Date of this Award or you terminate employment because of your death or a Disability, then you will become fully vested in all Restricted Units subject to this Award on the date of your Normal Retirement, death or termination of employment due to Disability.

6.                                       Termination of Employment Following a Change in Control.  Notwithstanding the vesting provisions described in Section 4, you will become fully vested in Restricted Units subject to this Award on the date you terminate employment after a Change in Control if you satisfy one of the following requirements:

(i)                                     Within 12 months after a Change in Control, the Company terminates your employment for any reason other than Cause, Disability or death; or

(ii)                                  Within 12 months after a Change in Control and within 60 days after one of the events listed in this Section 6(ii), you terminate your employment because (A) the Company (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position (including titles and reporting relationships and level), authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in your position, authority, duties or responsibilities; or (B) the Company, without your consent, (1) requires you to relocate to a principal place of employment more than 50 miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits when taken as a whole.

7.                                   Termination of Employment Resulting From Divestiture or Outsourcing Agreement.  Notwithstanding the vesting provisions described in Section 4, and subject to the provisions of subsection (i) below, if you terminate employment as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement, then Restricted Units subject to this Award will vest on a pro-rata basis based on (A) the number of whole months completed from Grant Date through the closing date of the applicable transaction divided by 48 times (B) the total number of Restricted Units issued under this Award.

(i)                                     Notwithstanding the foregoing provisions of this Section 7, you shall not be eligible for pro-rata vesting if (A) your Termination of Employment occurs on or prior to the closing date of a Disposition of Assets or Disposition of a Subsidiary or such later date as is provided specifically in the applicable transaction agreement or related agreements, or on the effective date of an Outsourcing Agreement (the “Applicable Employment Date”), and (B) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

(ii)                                  For purposes of Section 7(i), (A) “Comparable Employment” means employment at a location that is no more than 50 miles from your job location at the time of your Termination of Employment that has a base salary and bonus target that is at least equal to your base salary and bonus target in effect immediately prior to your Termination of Employment; (B) “Disposition of Assets” means the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity; (C) “Disposition of a Subsidiary” means the disposition by the Company or Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or entity ceases to be a member of the Company’s controlled group as a result of such disposition; and (D) “Outsourcing Agreement” means a written agreement between the Company or Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (1) the Company or Subsidiary transfers the performance of services previously performed by Company or Subsidiary employees to the Outsourcing Agent, and (2) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

8.                                       Withholdings.  The Company has the right, prior to the issuance or delivery of any Shares on your Restricted Units, to withhold or require from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee.  If you have not satisfied your tax withholding requirements in a timely manner, the Company has the right to sell the number of Shares necessary to satisfy such requirements.

9.                                       Transfer of Award.  You may not transfer this Award or any interest in Restricted Units except by will or the laws of descent and distribution.  Any other attempt to transfer this Award or any interest in Restricted Units is null and void.

10.                                 Forfeiture of Award.  You will forfeit all or a portion of the Restricted Units subject to this Award if your employment terminates under the circumstances described below:

(i)                                     If the Company or Subsidiary terminates your employment for Cause, including without limitation a termination as a result of your violation of the Company’s Code of Ethical Conduct, then the Company will immediately rescind any unvested Restricted Units subject to this Award and you will immediately forfeit any and all rights you have remaining at such time with respect to this Award.  Also, you hereby agree and promise to deliver to the Company immediately upon your Termination of Employment for Cause, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any Restricted Units that vested during the 12-month period that occurs immediately prior to your Termination of Employment for Cause.

(ii)                                  If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind any unvested Restricted Units subject to this Award and you will immediately forfeit any and all rights you have remaining on the date that the Committee makes such determination with respect to this Award.  Also, you hereby agree and promise to deliver to the Company immediately upon the date the Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any Restricted Units that vested during the period that begins 12 months immediately prior to your Termination of Employment and ends on the date the Committee determines that you could have been terminated for Cause.

(iii)                             If the Committee determines in its sole discretion that at anytime after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or Subsidiary or (B) entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (1) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you had access to strategic or confidential information and (2) the Committee has not approved the arrangement in writing, then the Committee will rescind any unvested Restricted Units subject to this Award and you will immediately forfeit any and all rights you have remaining on the date that the Committee makes such determination with respect to this Award.  Also, you hereby agree and promise to deliver to the Company immediately upon the Committee’s determination date Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any Restricted Units that vested during the period that begins 12 months immediately prior to your Termination of Employment and ends on the date of the Committee’s determination.

11.                                 Adjustments.  In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee may in its sole discretion adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award.  Any such determinations and adjustments made by the Committee will be binding on all persons.

12.                                 Restrictions on Payment of Shares.  Payment of Shares for Restricted Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:

(i)                                     The Shares underlying the Restricted Units will be duly listed, upon official notice of redemption, on the NYSE; and

(ii)                                  A Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by the Company’s legal counsel.

13.                                 Disposition of Securities.  By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under federal securities laws with respect to trading in the Company’s securities.  The Company has the right to recover, or receive reimbursement for, any compensation or profit you realized upon the disposition of Shares received for Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

14.                                 Plan Terms Govern.  The redemption of Restricted Units, the disposition of any Shares received for Restricted Units and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee prescribes.  The Plan document, as amended from time to time, is incorporated into this Terms and Conditions document.  Capitalized terms used herein are defined in the Plan, unless otherwise stated in these Terms and Conditions.  If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan will prevail.  By accepting the Award, you hereby acknowledge receipt of the Plan and prospectus, as in effect on the Grant Date.

15.                                 Personal Data.  To comply with applicable law and to administer this Award appropriately, the Company and its agents may hold and process your personal data and/or sensitive personal data.  Such data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto, other appropriate personal and financial data about you, and information about your participation in the Plan and Shares obtained under the Plan from time to time.  By accepting this Award, you hereby give your explicit consent to the Company’s processing personal data and/or sensitive personal data as is necessary or appropriate for Plan administration.  You also hereby give your explicit consent to the Company’s transfer of personal data and/or sensitive personal data outside the country in which you work or reside and to the United States.  The legal persons for whom your personal data are intended include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, and any other person that the Company retains or utilizes for Plan administration purposes.  You have the right to review and correct your personal data by contacting your local Human Resources Representative.  You hereby acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

16.                                 No Contract of Employment or Promise of Future Grants.  By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation.  This Award and any gains received hereunder are not considered part of your salary or compensation for purposes of any pension benefits or for purposes of severance, redundancy or resignation.  If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, Shares, Options or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

17.                                 Limitations.  Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason.  Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company asset by reason of this Award.  You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.

18.                                 Entire Agreement and Amendment.  These Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding this Award.  These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award.  These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan.

19.                                 Severability.  The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

20.                                 Acceptance.  By accepting this Award, you agree to the following:

(i)                                     You have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and

(ii)                                  You understand and agree that the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.

You will be deemed to consent to the application of the terms and conditions set forth in the Plan and these Terms and Conditions unless you contact Covidien Ltd., c/o Equity Plan Administration, 15 Hampshire Street, Mansfield, MA 02048 in writing within 30 days of receiving the grant package.  Receipt by the Company of your non-consent will nullify this Award unless otherwise agreed to in writing by you and the Company.